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Exhibit 99.1
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FOR IMMEDIATE RELEASE:                                             NEWS
----------------------                                             Nasdaq-ACTT
September 21, 2001


                       ACT TELECONFERENCING COMMON STOCK
                        MOVES TO NASDAQ NATIONAL MARKET

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a leading independent worldwide provider of audio, video, data and Web-based conferencing products and services, today announced its common stock has been approved for trading on the Nasdaq National Market in the week commencing Monday, September 24, 2001.

"National Market listing significantly increases the Company's visibility among investment professionals and individual stockholders," said Gerald D. Van Eeckhout, Chairman of ACT Teleconferencing. "Combined with the improved liquidity and price matching afforded by the Nasdaq National Market, this will obviously benefit the Company and its shareholders."

The Company's stock will continue trading under its current symbol ACTT.

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide.
The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. For the past three consecutive years, the Company has been named to the Deloitte & Touche "Fast 500" Program, a ranking of the 500 fastest growing U.S technology companies. ACT's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.
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                                   CONTACTS:

ACT Teleconferencing, Inc.                   Pfeiffer High Public Relations, Inc
Liza Rygg,                                   KC Ingraham or Jay Pfeiffer
IR/Corporate Communications Manager          Ph: 303/393-7044
Ph: 303/235-9000                             E-mail: kc@pfeifferhigh.com
E-mail: lrygg@corp.acttel.com                        -------------------
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